Item 77C
Morgan Stanley U.S. Government Securities Trust
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The meeting was held on August 1, 2006 and the
voting results with respect to these proposals were as
follows:

(1) Election of Trustees:

                                      For     Withhol  Absta   BNV*
                                                 d       in
Frank L.                           152,079,9  4,881,1       0      0
Bowman...................                 31       48
Kathleen A.                        152,060,3  4,900,7       0      0
Dennis....................                39       39
James F.                           151,998,3  4,962,7       0      0
Higgins.....................              05       73
Joseph J.                          152,080,8  4,880,2       0      0
Kearns.....................               38       40
Michael F.                         151,995,6  4,965,4       0      0
Klein......................               62       16
W. Allen                           151,986,9  4,974,1       0      0
Reed......................                69       09
Fergus                             151,914,4  5,046,6       0      0
Reid........................              02       77

(2) Elimination of certain fundamental investment
restrictions:

                                     For    Against  Abstain      BNV*
Elimination of the fundamental    137,817,5  5,737,6  4,787,9  8,617,9
policy restricting the Fund's            34       85       55       05
ability to pledge
assets..........................
Elimination of the fundamental    137,393,6  6,033,9  4,915,5  8,617,9
policy restricting purchases of          73       46       54       05
securities on
margin....................

(3) Modify certain fundamental investment restrictions:

                                     For    Against  Abstain    BNV*
Modify fundamental policy         138,665,9  5,131,2  4,545,9  8,617,9
regarding                                25       78       70       05
diversification............
Modify fundamental policy         137,525,3  6,092,8  4,724,9  8,617,9
regarding borrowing money......          81       61       31       05
Modify fundamental policy         137,678,0  6,056,1  4,608,9  8,617,9
regarding loans..............            17       85       71       05
Modify fundamental policy         137,486,4  5,979,9  4,876,7  8,617,9
regarding investment in                  80       37       56       05
commodities, commodity contracts
and futures
contracts................
Modify fundamental policy         138,400,3  5,332,3  4,610,4  8,617,9
regarding issuance of senior             50       76       47       05
securities..
Modify fundamental policy         138,194,4  5,369,8  4,778,9  8,617,9
limiting investments to                  47       14       12       05
securities backed by the "full
faith and credit" of the U.S.
Government..........

(4) Reclassify certain fundamental policies as non-
fundamental policies:

                                     For    Against  Abstain    BNV*
Reclassification as non-          137,395,2  6,069,1  4,878,7  8,617,9
fundamental the fundamental              51       44       78       05
policy regarding the short sale
of securities.............
Reclassification as non-          137,597,7  5,718,8  5,026,5  8,617,9
fundamental the fundamental              39       73       62       05
policy prohibiting or limiting
investments in illiquid or
restricted securities.........

* Broker "non-votes" are shares held in street name for
which the broker indicates that instructions have not been
received from the beneficial owners or other persons
entitled to vote and for which the broker does not have
discretionary voting authority.